Exhibit 99.4

AMENDMENT NO. 3 TO STOCK PURCHASE AGREEMENT

        This AMENDMENT NO. 3 TO STOCK PURCHASE AGREEMENT (this “Amendment”), dated as of September 3, 2004, is entered into by and between VESTA FIRE INSURANCE CORPORATION, an insurance company domiciled under the laws of the State of Illinois (“Seller”), AMERICAN FOUNDERS FINANCIAL ACQUISITION CORPORATION, an Illinois corporation (“Buyer”), and, for the limited purpose of guaranteeing certain obligations of Buyer as more fully described on the signature page hereto, HAIG, S.A., an entity organized under the laws of the Cayman Islands (“Guarantor”). Certain initially capitalized terms used herein are defined in Article 12 of the Stock Purchase Agreement (defined in Recital A).

Recitals

    A.        The parties hereto have entered into that certain Stock Purchase Agreement dated as of March 12, 2004, as amended by Amendment No. 1 dated as of July 15, 2004 and further amended by Amendment No. 2 dated as of August 6, 2004 (the “Stock Purchase Agreement”); and

    B.        The parties hereto desire to enter into this Amendment to amend the Stock Purchase Agreement as more fully set forth herein.

Agreement

        NOW THEREFORE, in consideration of the foregoing recitals and of the representations, warranties, covenants, agreements, promises and conditions contained herein, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.     Amendments to Stock Purchase Agreement.

    (a)        Section 5.1(d) shall be amended to add the following at the end:

; provided, however, that the Companies may dispose of their interest in the real estate located in Conroe, Texas on any terms that may be approved by the Board of Directors of the Holding Company; provided, however, any such sale that involves seller financing of any type with the Mustang Athletic Corporation or any of its current or former officers or affiliates must be approved by the Buyer.

    (b)        Section 5.1(h) shall be deleted in its entirety and the following shall be substituted therefore:

(h)	enter into any contract of employment with any new or existing employee having a base salary in excess of $120,000 for a term of in excess of one (1) year.

    (c)        And the following shall be added to the end of Section 5.1 to qualify Section 5.1 in its entirety:

None of the foregoing limitations shall prohibit the Companies from entering into and consummating any transaction to acquire, coinsure or reinsure all or any portion of the assets, stock or policies of another Person, or to service policies on behalf of other Persons, provided the consummation of any such transaction would not reduce the combined Statutory Surplus of Laurel Life Insurance Company and American Founders Life Insurance Corporation to be less than Thirty Million Dollars ($30,000,000.00).

(d)	Section 5.8 of the Stock Purchase Agreement shall be deleted in its entirety.

(e)	Section 8.1(b) of the Stock Purchase Agreement shall be deleted in its entirety and the following shall be substituted therefore:

Seller expressly agrees to consummate the transactions provided for herein upon completion of all conditions to Closing (unless waived) and shall not take any action reasonably calculated to prevent the Closing and shall not unreasonably delay any action reasonably required to be taken by it to facilitate the Closing. After September 15, 2004, notwithstanding any other provisions of this Agreement, Seller or Seller’s parent company, Vesta Insurance Group, Inc. (“Vesta”), may:

(i)	solicit Acquisition Proposals;

(ii)	participate in discussions or negotiations with, or furnish information concerning the Companies to any Person contemplating submitting an Acquisition Proposal; and

(iii)	approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of this Agreement and the Share Purchase) a Superior Acquisition Proposal. For purposes of this Agreement, a “Superior Acquisition Proposal” when used with reference to the Companies, means a bona fide Acquisition Proposal involving the Companies made by a third party which a majority of the members of the board of directors of Vesta determines in its good faith judgment to be more favorable to Vesta or Vesta’s shareholders than the Share Purchase.

(f)	Section 9.1(e) of the Stock Purchase Agreement shall be deleted in its entirety and the following shall be substituted therefore:

    (e)        by either party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to September 30, 2004, unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

2.

No Further Modification. Except as otherwise expressly provided in this Amendment, all of the terms and provisions of the Stock Purchase Agreement shall remain in full force and effect, without amendment or modification.

3.

Governing Law. This Amendment shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

4.

Binding Effect. This Amendment and all of the provisions hereof shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and permitted assigns. Neither this Amendment nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by either Seller or Buyer without the prior written consent of the other party; provided, however, that Seller or Buyer may, without consent of the other, assign their respective rights and interests but not their obligations hereunder to an Affiliate of such party.

5.

Headings. The headings contained in this Amendment are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Amendment.

6.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which collectively shall constitute one and the same instrument.

        IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

SELLER:

VESTA FIRE INSURANCE CORPORATION

               By:    /s/            Russell K. Crouch

                  Name:                Russell K. Crouch

                  Title:                Vice President

BUYER:

AMERICAN FOUNDERS FINANCIAL ACQUISITION CORPORATION

               By:        /s/        Lee C. Summers

                  Name:                Lee C. Summers

                  Title:               Pres.

GUARANTY

        For good and valuable consideration, the receipt and adequacy of which is acknowledged and confessed and as an inducement to Seller to execute, deliver and perform its obligations under the Stock Purchase Agreement, as amended hereby, and to Seller’s board of directors to approve the transactions provided for therein, the undersigned Guarantor, HAIG, S.A., an entity organized under the laws of the Cayman Islands, does hereby unconditionally agree to guarantee the payment of all of the payments and performance of all other obligations of Buyer under the Stock Purchase Agreement, as amended hereby.

HAIG, S.A.

               By:        /s/        Lee C. Summers

                  Name:                Lee C. Summers

                  Title:               Director